Exhibit 10.13
DigitalGlobe International
December 31, 2008
Mr. Rafay Khan
2 Leonie Hill Road,
LeonieCondotel #13-05
Singapore, 239192
Rafay64@gmail.com
Dear Rafay:
We are pleased to offer you a secondment with DigitalGlobe International, Inc. (the “Company”). You will hold the position of Sr. Vice President, International Sales. Below are the terms of this offer letter.
1.	Terms of Employment. Your employment with the company shall commence on January 16, 2009 (the “Commencement Date”). Notwithstanding any other provision of this agreement, your employment with the Company will be “at-will”. As an at-will employee, your employment with the Company shall continue until either you or the Company gives the other written notice of termination of employment. Employment can be terminated by yourself or by the Company at any time (whether before or after the end of your Assignment, as defined below) for any reason, with or without cause, with or without notice.
Your employment pursuant to this offer is contingent upon your execution of the Company’s Proprietary Information, Invention and Non-Competition Agreement and the Company’s Severance Protection Agreement that include, without limitation, certain non-competition obligations. Copies of these agreements are enclosed for you to review while you consider our offer. Your employment pursuant to this offer also is contingent upon your being able to obtain an employment pass for yourself and dependant passes for your family, entitling you to work in Singapore and entitling your family to stay in Singapore, all of such passes being obtained on terms satisfactory to the Company. We are also extending this offer to you on the condition that you do not use or disclose to the Company any confidential information of anyone that you previously worked for, and with the understanding that your employment with the Company will not violate or be restricted by any non-competition or other agreement with any third party. If this is not the case, please inform us immediately.
2.	Terms of Employment and International Assignment. As of the Commencement Date, you will be employed by the Company as Senior Vice President, International Sales.
The term of your secondment with the Company will continue for twenty-four (24) months after the Commencement Date, though it could be shorter or longer. We agree to discuss with you in good faith a reevaluation and revision of the benefits and terms of your Assignment in the event your Assignment extends for more than twenty-four (24) months or you are assigned to any other foreign location. You agree to comply with all Company policies (as in effect or amended from time to time) during and after your Assignment. Any questions or communications regarding your Assignment or matters relating to your Assignment (including without limitation your Assignment Allowance, defined below) are to be directed to the Company’s Vice President of Human Resources or his or her designee.

Yours faithfully,

/s/ Julie Knudson Julie Knudson, VP Human Resources or and on behalf of DigitalGlobe International, Inc.

December 3, 2008
Mr. Rafay Khan
2 Leonie Hill Road,
LeonieCondotel #13-05,
Singapore, 239192
rafay64@izmail.com
Dear Rafay:
We are pleased to offer you the regular, full-time position of Senior Vice President, International with DigitalGlobe, Inc. (the “Company”). Below are the terms of this offer letter.
1.	Term of Employment. Your employment with the Company shall commence on January 16, 2009 (the “Commencement Date”). Notwithstanding any other provision of this agreement, your employment with the Company will be “at-will.” As an at-will employee, your employment with the Company shall continue until either you or the Company gives the other written notice of termination of employment. Employment can be terminated by yourself or by the Company at any time (whether before or after the erid of your Assignment, as defined below), for any reason, with or without cause, with or without notice.
Your employment pursuant to this offer is contingent upon your execution of the Company’s Proprietary Information, Invention and Non-Competition Agreement and the Company’s Severance Protection Agreement that include, without limitation, certain non- competition obligations. Copies of these agreements are enclosed for you to review while you consider our offer. Your employment pursuant to this offer also is contingent upon your providing the Company with the legally required proof of your identity and authorization to work in the United States. We are also extending this offer to you on the condition that you do not use or disclose to the Company any confidential information of anyone that you previously worked for, and with the understanding that your employment with the Company will not violate or be restricted by any non-competition or other agreement with any third party. If this is not the case, please inform us immediately.
2.	Terms of Employment and international Assignment. As of the Commencement Date, you will be employed by the Company as Senior Vice President, International. You will initially be assigned to work, on a loaned basis, for the Company’s international sales and marketing subsidiary, DigitalGlobe International (“DGI”) in the Singapore branch office of DGI (the “Assignment”). Your employment relationship, however, will be with the Company. As necessary, the Company will retain counsel to assist with the preparation apd filing of any necessary immigration documents, if any, on your behalf to arrange for you to have legal working status in Singapore. You agree to provide to the Company’s immigration counsel in a timely manner all information and documentation needed to complete any necessary immigration filings. Your U.S. home base of employment, from which you will be assigned during your Assignment, initially will be the Company’s Longmont, Colorado facility (your home base may be changed to another facility).

We currently expect your Assignment to continue for twenty-four (24) months after the Commencement Date, though it could be shorter or longer. We agree to discuss with you in good faith a reevaluation and revision of the benefits and terms of your Assignment in the event your Assignment extends for more than twenty-four (24) months or you are assigned to any other foreign location. You agree to comply with all Company policies (as in effect or amended from time to time) during and after your Assignment. Any questions or communications regarding your Assignment or matters relating to your Assignment (including without limitation your Assignment Allowance, defined below) are to be directed to the Company’s Vice President of Human Resources or his or her designee.
3.	Nature of Duties. You will report to the Chief Executive Officer or such other persons as the Company may designate, and you will perform the duties we discussed and such other duties as the Company may from time to time specify. You may be required to travel to other Company offices and client locations domestically and internationally as necessary, and to relocate to other Company offices.
You agree to devote substantially all of your business time, energy, attention and skill to the services of the Company and to the promotion of its interests. So long as you are employed by the Company, you agree that you will not, without the advance written consent of the Company’s Board of Directors (the “Board”):
(a)	engage in any other activity for compensation, profit or other pecuniary advantage, whether received during or after your employment with the Company; render or perform services of a business, professional, or commercial nature other than to or for the Company, either alone or as an employee, consultant, director, officer, or partner of another business entity, whether or not for compensation, and whether or not such activity, occupation or endeavor or investment is similar to, competitive with, or adverse to the business (actual or potential) or welfare of the Company; or
(b)	invest in or become a shareholder of another corporation or other entity; provided that your investment solely as a shareholder in another corporation shall not be prohibited so long as such investment is not in excess of one percent (1%) of any class of shares that are traded on a national securities exchange, if such activity is not in conflict with my ability to properly serve the Company.

4.	Compensation and Related Matters. During your employment you will be paid a base salary and are eligible for bonus payments as set forth below. All compensation for which you are eligible is governed by the compensation practices of the Company (as in effect or amended from time to time in the Company’s discretion). The Company does not pay and is not obligated to pay any compensation or benefits provided for in Singapore, including, but not limited to the “13 month bonus”
(a)	Base Salary. During your employment, the Company will pay you a base salary in the annualized gross amount of $260,000 United States Dollars (“USD”). Your base salary, net of all applicable tax withholding and other elected contributions (if any), will be deposited in a U.S. bank account of your choice. The Company may, in its sole discretion, adjust your base salary from time to time based upon your performance, the financial condition of the Company, prevailing industry salary levels and such other factors as the Board determines appropriate. Your base salary will be paid in conformity with the Company’s salary payment practices generally applicable to the Company’s other senior executives,
(b)	Bonuses. You will be eligible to participate in the DigitalGlobe 2009 Success Sharing Plan (“Plan”), subject to approval by the Board of such Plan, at a target rate of 50% of base earnings for 2009 (the “Plan Bonus”). The Plan Bonus (if any) will be payable after 2009 year-end results have been calculated in accordance with the terms and conditions of the Plan, but in no event later than March 15, 2010. Notwithstanding the foregoing, If during your Assignment you become eligible or entitled to receive any legally mandated bonus or other compensation under any applicable statute, regulation or other source of law (whether U.S., Singapore, or otherwise) (any such amount, a “Statutory Bonus”), your Plan Bonus, if any, will be reduced by the amount of any Statutory Bonus, such that the sum of your Plan Bonus and any applicable Statutory Bonus does not exceed the total amount that otherwise would have been payable to you under the Plan for 2009 had the Statutory Bonus been $0. You agree to make good faith efforts to meet the conditions of receiving an annual bonus for 2008 from your previous employer. To the extent that you are not paid out a majority of the target cash bonus for 2008 from your previous employer for which you would have been eligible but for the resignation of your employment from your previous employer, then the Company will discuss this issue with you in good faith and may in its discretion elect (but has not obligation) to provide you with an additional bonus payment in any amount determined by the Company.
(c)	Stock Options. You will receive a grant of an option to acquire 350,000 shares of Company common stock (the “Option”). The effective date of the grant will be the date of approval by the Board. The Option strike price will be equal to the fair market value of the shares of Company common stock subject to the Option, as determined at the time of grant by the Board. The Option will be subject to the terms and conditions of the Company’s 2007 Employee Stock Option Plan (as In effect or amended) (the “Equity Plan”) and related grant documents. 25% of the Option shall vest and become exercisable on the first anniversary of your Commencement Date. The remaining 75% of the Option shall vest and become exercisable in 36 equal increments, on each monthly anniversary thereafter, commencing with the thirteen-month anniversary of your Commencement Date. The foregoing vesting of the Option is subject to your continued employment with the Company through the applicable vesting dates. All other terms and conditions of the Option will be subject to and governed by the terms and provisions of the Equity Plan and any associated grant documents.

During your employment, you will also be eligible to receive a grant of an option to acquire 150,000 additional shares of Company common stock for 2009, and an additional 100,000 additional shares of Company common stock for each of 2010 and 2011 (each, an “Additional Option), conditioned on your meeting various performance objectives for such respective years, to be determined by the Company on an annual basis and in its discretion. Performance objectives will be communicated to you by the Chief Executive Officer, or his or her designate, on or before March 1st of each of 2009, 2010, and 2011. Each of these Additional Option grants, if made, will be made on or about the date of payment of the Plan Bonus to eligible employees for the year in question (for example, any Additional Option (if any) that the Company elects to grant you for 2009 performance will be granted after 2009 year-end results have been determined), and will be subject to the terms and conditions of, and vest and become exercisable in accordance with, the Company’s then-current Employee Stock Option Plan and related grant documents. The strike price of any Additional Option will be equal to the fair market value of the shares of Company common stock subject to the Additional Option at the time of grant, as determined by the Board.
(d)	Severance. As set forth above, you will be required as a condition of your employment to sign the Company’s Severance Protection Agreement, which sets forth your eligibility for severance in the event of your separation from employment with the Company in certain circumstances.
(e)	Other Benefits. The Company shall provide you with four weeks of paid vacation, according to its PTO policy, each year, which shall accrue ratably every pay period. The Company’s regular policies with respect to caps on accruals apply. Except as otherwise provided herein, you will be eligible to participate in employee benefit plans that are available from time to time to executives of the Company generally, in accordance with applicable benefit plan terms and conditions, as in effect or amended from time to time in the Company’s discretion, except to the extent such participation in any plan would, in the opinion of the Company, alter the intended tax treatment of such plan. Please note that your Assignment may impact your eligibility for certain benefits under such plans. Without limiting the generality of the foregoing, you acknowledge that during your Assignment, the Company’s health insurance plan will not provide coverage for you or your family. Accordingly, during your Assignment, we will secure at the Company’s reasonable cost expatriate health care coverage for you and your dependants. You acknowledge and agree that the Company may in its discretion terminate at any time or modify from time to time any of its employee benefit plans, including without limitation its Equity Plan.

5.	Assignment Allowance. During your Assignment (provided that it does not exceed 24 months), you will receive an expatriate allowance of $20,000 USD per month (net of any applicable withholding and deductions, if any), deposited Into a U.S. bank account of your choice each month (the “Assignment Allowance”). You acknowledge and agree that this Assignment Allowance is being provided to you for your use in defraying any and all costs and expenses of any kind arising out of or related to your Assignment (collectively, “Assignment-Related Expenses”), that the Assignment Allowance constitutes the maximum amount that the Company shall pay under any circumstances for such Assignment-Related expenses, and that any and all Assignment-Related Expenses, If any, that exceed the Assignment Allowance shall be solely your responsibility and shall not be reimbursed or otherwise paid by the Company. Without limiting the generality of the foregoing, the Assignment Allowance is applicable to (but only to the extent of the Assignment Allowance), without limitation: expenses for and relating to your and your family’s relocation to or within Singapore; shipment or storage of furniture or other goods; rental, maintenance, and other housing costs in Singapore; electricity and other utilities; automobile rental, purchase, maintenance, fuel and other transportation-related costs; educational expenses, including without limitation any private school tuition for your children; home visits back to the United States for you and your family; and cost of living allowances. The Company may in its discretion specifically allocate all or part of the Assignment Allowance to specific categories of Assignment-Related Expenses if the Company determines that such allocation is beneficial under applicable U.S. or foreign tax laws. In the event that your Assignment lasts longer than twenty-four (24) months, the Company will review the Assignment Allowance with you at that time in good faith and may adjust the Assignment Allowance based on then-current market conditions or other factors as deemed appropriate by the Company. The Assignment Allowance will immediately terminate upon any termination of your Assignment, including without limitation your relocation to the United States or reassignment outside of Singapore.
6.	Potential Relocation to the US. In the event that the Company relocates you to its Longmont, Colorado office at the conclusion of your Assignment, the Company will make goad faith efforts to provide you with six months notice; and you will receive a relocation allowance of $50,000 USD, deposited into a U.S. bank account of your choice (the “Relocation Allowance”). You acknowledge and agree that any such Relocation Allowance will be provided to you for your use in defraying any and all costs and expenses of any kind arising out of or related to your relocation (collectively, “Relocation-Related Expenses”), that the Relocation Allowance constitutes the maximum amount that the Company shall pay under any circumstances for such Relocation-Related Expenses, and that any and all Relocation-Related Expenses, if any, that exceed the Relocation Allowance shall be solely your responsibility and shall not be reimbursed or otherwise paid by the Company. Without limiting the generality of the foregoing, the Relocation Allowance is applicable to (but only to the extent of the Relocation Allowance), without limitation: coach airfare and related travel costs for your and your family’s return to the continental U.S.; costs incident to the sale or lease termination of your Singapore residence, if any; transportation and storage of household goods and effects; en route transportation expenses; cost of temporary living expenses; costs incident to the purchase or lease of a new residence; and reasonable pre- move house-hunting trips. Notwithstanding the foregoing, if such relocation occurs less than twenty-four (24) months into the Assignment, then the Company will also reimburse you for reasonable penalties, if any, incurred in your termination of your apartment and/or automobile leases, provided that you undertake good faith efforts to minimize the likelihood and extent of any such penalties, such as by negotiating flexibility in the duration of such leases prior to signing the leases (the “Penalty Reimbursement”). The Relocation Allowance will not be subject to tax equalization. However, any Penalty Reimbursement will be subject to tax equalization. As required by the Internal Revenue Code or other applicable tax law, the Relocation Allowance and the Penalty Reimbursement, if any, will be included in your taxable income for the year and, as such, all applicable federal, state and other Income taxes and FICA will be withheld from your payment. You may be able to claim an income tax deduction for certain qualified moving expenses by completing Form 3903, Moving Expenses, and filing with your Form 1040. Please consult with your tax advisor to determine the deductibility of your moving expenses.
7.	Tax Equalization: During your Assignment, except as otherwise provided in this offer letter, you will be tax equalized as follows:
(a)	The objective of tax equalization is to ensure that you are neither substantially better nor worse off in your personal tax position as a result of your Assignment outside of the U.S. Under this approach, the Company pays for your actual U.S. and foreign income taxes related to your income, including without limitation the Assignment Allowance and the Penalty Reimbursement, if any (but excluding the Relocation Allowance), from the Company only. You are responsible for paying actual U.S. and foreign taxes related to any outside income. You, in turn, pay the Company a hypothetical tax equal to the amount of federal, state and local taxes you would have paid on your total compensation, excluding the Assignment Allowance and the Penalty Reimbursement, if any, as if you had performed your work solely in Longmont, Colorado.
(b)	Upon the completion of your actual returns, a tax equalization settlement is prepared to determine your final hypothetical tax liability. Based on the settlement, you either receive or pay any difference between the final hypothetical tax liability and actual amounts paid throughout the year. The Company will designate and pay the reasonable costs of a tax consultant to determine your tax equalization and hypothetical calculations and to assist you in preparing and filing your domestic and foreign tax returns. Any costs incurred by you because of a failure to cooperate with this tax consultant will be at your own expense.

(c)	Because the Company will pay foreign taxes related to your income from the Company, including without limitation the Assignment Allowance, any foreign tax credits and foreign earned income and housing exclusions belong to the Company. While on Assignment, the benefit of your use of foreign tax credits and such exclusions on your actual returns remits back to the Company through the tax equalization process. When your Assignment ends, you may have foreign tax credits that have not been used, which presently can be carried back for one year or forward for ten years. If over the next ten years, you benefit from the use of the Company’s foreign tax credits related to your Assignment, we ask that you remit that benefit to the Company (including the years after your Assignment where the Company is not paying to prepare your taxes). You may be required to give the Company copies of your tax forms if you have foreign tax credits upon your repatriation.
(d)	The Company will not protect you from tax costs resulting from Singapore-based or other investments, including without limitation real estate, business ventures, securities, and other investments, that result in the imposition of higher Singapore income tax than would have been imposed if you had not made investments in Singapore. It also will not tax equalize you with respect to any income earned by your spouse.
8.	Imputed Income. You will be deemed to receive income attributable to the above fringe and other benefits to the extent required by applicable law, and will be responsible for any and all tax liability arising from such benefits (subject to the “Tax Equalization” provisions above).
9.	Timing of Certain Payments. In order to comply with U.S. tax regulations, any reimbursement payable to you shall be conditioned on your submission of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to you within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
10.	Withholdings and Deductions. All amounts payable to you will be reduced by required and authorized withholdings and deductions, if any, subject to and in accordance with applicable law.

11.	Notice.
(a)	To the Company. You will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies you to use):

If mailed:	DigitalGlobe, Inc. Attn: Julie Knudson 1601 Dry Creek Drive Longmont, Colorado 80305
If faxed:	303 684 4048
(b)	To you. All communications from the Company to you relating to this offer letter must be sent to you in writing at the Company office or in any other manner you notify the Company to use.
(c)	Time Notice Deemed Given. Notice shall be deemed to have been given when delivered or, if earlier (i) when mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (ii) faxed with confirmation of delivery, in either case, addressed as required in this section.
12.	Amendment. No provisions of this offer letter may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and you. A waiver of any conditions or provisions of this offer letter in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.
13.	Interpretation. The validity, interpretation, construction, and performance of these terms shall be governed by the laws of the State of Colorado (excluding any that mandate the use of another jurisdiction’s laws).
14.	Successors. These terms shall be binding upon, and shall inure to the benefit of, you and your estate, but you may not assign or pledge these terms or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which you participate. Without your consent, the Company may assign this letter to any affiliate or successor that agrees In writing to be bound by this letter, after which any reference to the “Company” in this letter shall be deemed to be a reference to the affiliate or successor; however your obligations under this letter to DigitalGlobe, Inc. shall not be diminished.
15.	Validity. The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of this letter, which shall remain in full force and effect.

16.	Entire Agreement. All oral or written agreements or representations express or implied, with respect to the subject matter of this letter are set forth in this letter and the Company’s Proprietary Information, Invention and Non-Competition Agreement and the Company’s Severance Protection Agreement dated as of even date herewith

RAFAY KHAN	DIGITALGLOBE, INC.

/s/ Rafay Khan	/s/ Julie Knudson

	Name:	Julie Knudson
Date: Dec. 5th 2008	Title:	Vice President — HR

Date: December 3, 2008

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